Exhibit 99.1

Imperial Parking Announces Expiration of Standstill Agreement
with Gotham Partners, Special Committee Recommendation

Vancouver, B.C. — (Business Wire) May 23, 2003 — Imperial Parking Corporation (AMEX:IPK) announced today that the four-month standstill agreement between the Company and Gotham Partners and affiliated funds has terminated in accordance with its terms. The standstill agreement, which was entered into at the time Gotham Partners advised the Company of its decision to sell its ownership interest in the Company, had restricted Gotham Partners and its affiliated funds from divesting their ownership interests in the Company prior to May 23, 2003. Gotham Partners and its affiliated funds own approximately 31.1% of the outstanding shares of common stock of the Company, based on recent filings with the Securities and Exchange Commission. William A. Ackman, the Chairman of the Company’s Board of Directors, is a principal of Gotham Partners.

The Special Committee formed by the Company’s Board of Directors in response to Gotham Partners’ decision to sell its ownership interest in the Company has completed its exploration of strategic alternatives available to the Company in the context of Gotham Partners’ decision. As previously announced, the Special Committee retained The Blackstone Group L.P., a leading global investment and advisory firm, as its independent financial advisor. Based upon its own analysis and the advice of The Blackstone Group, the Special Committee has concluded, and recommended to the Board of Directors, that the alternative of a sale of the Company is not in the best interests of the Company and its shareholders at this time and that it is in the best interests of the Company and its shareholders that the Company remain independent and publicly held.

The Company’s Board of Directors has approved the recommendation of the Special Committee and has authorized the Special Committee to act on behalf of the Company, in the best interests of the Company and its shareholders, in connection with the possible disposition by Gotham Partners and its affiliated funds of their ownership interests in the Company.

Charles Huntzinger, the President of the Company, stated, “All of the Company’s customers, landlords and employees should rest assured that it continues to be business as usual at Imperial Parking.”

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and one of the four largest in North America based on number of locations. As of March 31, 2003 Impark owned, leased or managed more than 1,650 parking locations containing over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:

Imperial Parking Corporation
Corporate Services Manager
Gordon Craig, (416) 369-1801